EXHIBIT 99.1

Contacts

For Accredited Home Lenders Holding Co.:

Rick Howe

(858) 676-2148

For Lone Star Funds:

Ed Trissel

Joele Frank, Wilkinson Brimmer Katcher

(212) 895-8654

FOR IMMEDIATE RELEASE

ACCREDITED ENTERS INTO DEFINITIVE AGREEMENT WITH LONE STAR FUNDS

SAN DIEGO and DALLAS, June 4, 2007 — Accredited Home Lenders Holding Co. (NASDAQ: LEND) (“Accredited” or “Company”), a nationwide mortgage company specializing in non-prime residential mortgage loans, and Lone Star Fund V (U.S.) L.P., through its affiliate Lone Star U.S. Acquisitions, LLC (“Lone Star”), today announced that they have entered into a definitive merger agreement pursuant to which Lone Star has agreed to acquire all of the common stock of the Company in an all-cash transaction.

Under the terms of the agreement, Lone Star will acquire each outstanding share of Accredited common stock at a price of $15.10 per share, for a total consideration of approximately $400 million on a fully diluted basis. The acquisition is structured as an all-cash tender offer for all outstanding shares of Accredited common stock to be followed by a merger in which each remaining untendered share of Accredited will be converted into the same $15.10 cash per share price paid in the tender offer. The outstanding 9.75% Series A Perpetual Cumulative Preferred Shares, par value $1.00 per share (the “Series A Preferred”), of Accredited Mortgage Loan REIT Trust (NYSE: AHH.PrA) will continue to remain outstanding.

James A. Konrath, chairman and chief executive officer of Accredited, said, “After a careful analysis, we believe this agreement is the best alternative available to protect shareholder value and provide the capital we need to support the Company’s business over the long-term. In Lone Star, we have found a partner who has a record of helping companies like ours successfully address financial and operational challenges. We look forward to working with Lone Star to create a stronger future for Accredited, our employees, and our customers.”

Len Allen, president of Lone Star Funds’ U.S. operations, said, “We share the Accredited team’s vision for the Company and their diversified approach to the non-prime market. With our additional experience and capital, we are confident that

Accredited can successfully manage through the current industry dynamics and leverage the platform.”

The acquisition is subject to the satisfaction of customary conditions, including the tender of a majority of the outstanding Accredited shares on a fully-diluted basis and other regulatory approvals. The tender offer is expected to commence within ten business days, and the transaction is expected to close in the third quarter of this year, unless extended. The tender offer is not subject to a financing contingency.

The acquisition price represents a premium of approximately 9.7% to Accredited’s closing share price of $13.76 on June 1, 2007, the last business day prior to Accredited’s announcement of this transaction, and a premium of approximately 13.3% versus Accredited’s 20-day volume weighted average share price ending on June 1, 2007.

Accredited’s Board of Directors, on the unanimous recommendation of a Special Committee composed entirely of independent directors, has unanimously approved the transaction. The acquisition will be effected pursuant to a merger agreement.

Accredited is represented in the transaction by its financial advisors, Bear, Stearns & Co. Inc., Friedman, Billings Ramsey Group Inc. and Houlihan Lokey Howard & Zukin, and its legal counsel, Dewey Ballantine LLP and Morris, Nichols, Arsht & Tunnell LLP. Bear, Stearns & Co. Inc. and Houlihan Lokey Howard & Zukin each rendered an opinion to Accredited’s Special Committee regarding the fairness, from a financial point of view, of the consideration to be received by Accredited’s stockholders pursuant to the tender offer and the merger. Accredited retained Bear, Stearns & Co. Inc. as financial advisor in connection with a formal process to explore “strategic alternatives” and in arranging a $230 million term loan from Farallon Capital, LLC in April 2007. Lone Star is represented in the transaction by its financial advisor Piper Jaffray & Co., and its legal counsel, Sullivan & Cromwell LLP.

About Accredited Home Lenders Holding Co.

Accredited Home Lenders Holding Co. is a mortgage company operating throughout the U.S. and in Canada. Accredited originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

About Accredited Mortgage Loan REIT Trust

Accredited Mortgage Loan REIT Trust, a subsidiary of Accredited Home Lenders Holding Co., is a Maryland real estate investment trust that was formed in May 2004 for the purpose of acquiring, holding and managing real estate assets.

About Lone Star Funds

Lone Star is a leading U.S. private equity firm. Since 1995, the principals of Lone Star have organized private equity funds totaling more than $13.3 billion to invest globally in corporate secured and unsecured debt instruments, real estate related assets and select corporate opportunities. Additional information may be found at www.lonestarfunds.com.

Forward Looking Statements

Certain matters discussed in this news release, including without limitation completion of the tender offer and merger and any expected benefits of the merger, constitute forward-looking statements within the meaning of the federal securities laws. Completion of the tender offer and merger is subject to conditions, including satisfaction of a minimum tender condition and the need for regulatory approvals, and there can be no assurance those conditions can be satisfied or that the transactions described in this press release will be completed. In addition, actual results and the timing of certain events could differ materially from those projected in or contemplated by forward-looking statements due to a number of factors, including but not limited to, the risk factors and other disclosures contained in Accredited Home Lenders Holding Co.’s annual reports on Form 10-K for the period ended December 31, 2005, its reports on Form 10-Q for the first, second and third quarters of 2006, and the other disclosures contained in documents filed by the Company with the SEC. The Company cautions readers that the non-prime mortgage industry and the Company’s business are subject to numerous significant risks and uncertainties.

Additional Information

The tender offer described in this press release has not yet commenced, and this press release is neither an offer to purchase nor a solicitation of an offer to sell Accredited’s common stock. Investors and security holders are urged to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer described in this press release when they become available because they will contain important information. The tender offer statement will be filed by Lone Star with the Securities and Exchange Commission (“SEC”), and the solicitation/recommendation statement will be filed by Accredited with the SEC. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed by Lone Star or Accredited with the SEC at the website maintained by the SEC at www.sec.gov. The tender offer statement and related materials, solicitation/recommendation statement, and such other documents may be obtained for free by directing such requests to Investor Relations of Accredited at 858.676.2148.